Filed pursuant to Rule 424(b)(2)
                                                     Registration No. 333-132747

                        Subject to Completion: PROSPECTUS SUPPLEMENT
                        (To Prospectus dated March 27, 2006)
                        Preliminary Prospectus Supplement dated October 27, 2006

Market Performance Notes

UBS AG $__ NOTES LINKED TO A GLOBAL BASKET OF INDICES DUE ON OR ABOUT NOVEMBER __, 2011

Issuer (Booking Branch): UBS AG (Jersey Branch)

Term; Maturity Date:     5 years (we currently expect the Notes to mature on
                         November __, 2011)

No Interest Payments:    We will not pay you interest during the term of the
                         Notes.

Basket Indices:          The Index Basket (the "Basket") will be composed of
                         seven equity indices (each, a "Basket Index" and, together, the "Basket Indices"). The Basket Indices and their weightings in the Basket are as follows:

                         BASKET INDICES                                  WEIGHTS
                         -------------------------------------------------------
                         FTSE/Xinhua China 25 Index(TM) ("China 25 Index") . 20%
                         Korea KOSPI(TM) 200 Index ("KOSPI2 Index") ........ 20%
                         S&P 500(R) Index ("S&P Index") .................... 15%
                         MSCI(R) AC Far East ex Japan Index(SM)
                           ("MSCI Far East Index") ......................... 15%
                         MSCI(R) Europe Index(SM) ("MSCI Europe Index") ... 10% MSCI(R) 17 EM Countries Index(SM)
                           ("MSCI 17 EM Index") ............................ 10%
                         Swiss Market Index (SMI)(R) ("SMI Index") ......... 10%

Payment at Maturity:     At maturity, you will receive a cash payment per $10
                         principal amount that is based on the Weighted Index
                         Component Return (as defined below) of each Basket
                         Index, which may be positive or negative, and will be the sum of the following:

                         o For each Basket Index for which the Index Return is positive, you will participate in between 133% and 147% of such Index Return (the "Participation Rate"), adjusted as per the weight of such Basket Index. The Participation Rate will be determined on the trade date, which we currently expect to be on October __, 2006 (the "trade date").

                         o For each Basket Index for which the Index Return is negative, your payment will be reduced by 1% (or fraction thereof) for each 1% (or fraction thereof) decline in such Index Return, adjusted as per the weight of such Basket Index.

                         For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity" on page S-5 and "Specific Terms of the Notes--Payment at Maturity" on page S-42.

                         YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX RETURN OF ONE OR MORE BASKET INDICES IS NEGATIVE.

                         For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-5 and "Specific Terms of the Notes--Payment at Maturity" on page S-42.

With respect to
each Basket Index:

  Index Return:          Index Ending Level - Index Starting Level
                         -----------------------------------------
                                    Index Starting Level

  Index Component        If the Index Return is positive: Index Return x
    Return:                Participation Rate
                         If the Index Return is negative: Index Return

  Weighted Index
  Component Return:      Index Component Return x Weight of the Basket Index

  Index Starting Level:  With respect to the China 25 Index the closing level of the China 25 Index on the business day immediately following the trade date; with respect to the other Basket Indices, the closing level of the particular Basket Index on the trade date.

   Index Ending Level:   The average of the closing levels of the Basket Index
                         on each of the Averaging Dates, including the final valuation date, which we currently expect to be October __, 2011 (the "final valuation date").

   Averaging Dates:      May 31, 2011; June 30, 2011; July 29, 2011; August 31,
                         2011; September 30, 2011; and the final valuation date.

No Listing:              The Notes will not be listed or displayed on any
                         securities exchange, the Nasdaq National Market System or any electronic communications network.

CUSIP Number:            __

SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note .................   100%             2.00%           98.00%
Total ....................

UBS INVESTMENT BANK        UBS FINANCIAL SERVICES INC.                [UBS LOGO]

Prospectus Supplement dated October __, 2006

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Market Performance Notes (the "Notes') are medium-term notes issued by UBS whose return is linked to the performances of seven equity indices (each, a "Basket Index" and, together, the "Basket Indices"). You will receive a cash payment at maturity that is based on the Index Return (as defined below) of each Basket Index, which may be positive or negative, as adjusted according to the weight of the particular Basket Index. For each Basket Index for which the Index Return is positive, you will participate in between 133% and 147% of such Index Return (the "Participation Rate"). The Participation Rate will be determined on a date we currently expect to be on October __, 2006 (the "trade date").

The Basket Indices and their relative weightings are set forth below:

    Basket Indices                                                  Weights
    -----------------------------------------------------------------------
    FTSE/Xinhua China 25 Index(TM) ("China 25 Index") ................  20%
    Korea KOSPI(TM) 200 Index ("KOSPI2 Index") .......................  20%
    S&P 500(R) Index ("S&P Index") ...................................  15%
    MSCI(R) AC Far East ex Japan Index(SM) ("MSCI Far East Index") ...  15%
    MSCI(R) Europe Index(SM)  ("MSCI Europe Index") ..................  10%
    MSCI(R) 17 EM Countries Index(SM) ("MSCI 17 EM Index") ...........  10%
    Swiss Market Index (SMI)(R) ("SMI Index") ........................  10%

The relative weights of the Basket Indices will not change over the term of the Notes.

The China 25 Index is a real-time index calculated and published by the FTSE Xinhua Index Limited, comprising 25 of the largest and most liquid Chinese stocks listed and trading on the Hong Kong Stock Exchange. The China 25 Index is reported by Bloomberg L.P. under the ticker symbol "XIN0I."

The KOSPI2 Index is a capitalization-weighted index of 200 Korean stocks which make up 90% of the total market value of the Korea Stock Exchange. The KOSPI2 Index is reported by Bloomberg L.P. under the ticker symbol "KOSPI2."

The S&P Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P Index is based on the aggregate market value of 500 companies as of a particular time. The S&P Index is reported by Bloomberg L.P. under the ticker symbol "SPX".

The MSCI Far East Index is a free float-adjusted market capitalization index that is designed to measure equity performance in the Far East, excluding Japan. As of October 25, 2006 the MSCI Far East Index consisted of the following nine developed and emerging market country indices: China, Hong Kong, Indonesia, Korea, Malaysia, Philippines, Singapore Free, Taiwan and Thailand. The MSCI Far East Index is reported by Bloomberg L.P. under the ticker symbol "MXFEJ".

The MSCI Europe Index is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe. As of October 25, 2006, the MSCI Europe Index consisted of the following sixteen developed market country indices: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The MSCI Europe Index is reported by Bloomberg L.P. under the ticker symbol "MXEU".

The MSCI 17 EM Index is a free float-adjusted market capitalization index designed to measure equity performance in the global emerging markets. The MSCI 17 EM Index is comprised of 17 emerging markets economies and 691 constituent equities (as of October 25, 2006). The MSCI 17 EM Index is reported by Bloomberg L.P. under the ticker symbol "MSUBP".

MSCI is Morgan Stanley Capital International, which is further described starting on page S-33.

The SMI Index contains approximately 90% of the entire free float market capitalization of the Swiss equity market and is made up of a maximum of 30 of its largest and most liquid and mid-cap stocks. The SMI Index is reported by Bloomberg L.P under the ticker symbol "SMI".

For further information concerning the Basket Indices, see "The Indices" on page S-14.

WHAT IS YOUR PAYMENT AT MATURITY?

You will receive a cash payment at maturity that is based on the Index Return (as defined below) of each Basket Index, which may be positive or negative. You will participate in between 133% to 147% of any Basket Index gains (the "Participation Rate"). The Participation Rate will be determined on a date we currently expect to be on October __, 2006 (the "trade date"). The Notes are exposed to the full downside risk of each Basket Index and any negative Index Returns will reduce your cash payment at maturity.

We will not pay you interest during the term of the Notes.

The "Index Return", which may be positive or negative, will be calculated as follows:

            Index Return = Index Ending Level - Index Starting Level
                           -----------------------------------------
                                     Index Starting Level

The "Index Starting Level" is (i) with respect to the China 25 Index, the closing level of the China 25 Index on the business day immediately following the trade date, and (ii) with respect to the other Basket Indices, the closing level of the particular basket index on trade date. The Index Ending Level is the arithmetic average of the closing level of each Basket Index on each of the Averaging Dates, including the date we currently expect to be on October __, 2011 (the "final valuation date").

The Averaging Dates are: May 31, 2011; June 30, 2011; July 29, 2011; August 31, 2011; September 30, 2011; and the final valuation date.

The "Index Component Return" for each Basket Index is calculated as follows:

         If the Index Return for the Basket Index is positive:
         -----------------------------------------------------

         Index Component Return = Index Return x Participation Rate

         Index Return for the Basket Index is negative:
         ----------------------------------------------

         Index Component Return = Index Return

The "Weighted Index Component Return" will equal the Index Component Return for each Basket Index multiplied by the Weight of such Basket Index.

         Weighted Index Component Return = Index Component Return x Weight

The Weights of the respective Basket Indices are as follows:

         China 25 Index ............  20%
         KOSPI2 Index ..............  20%
         S&P Index .................  15%
         MSCI Far East Index .......  15%
         MSCI Europe Index .........  10%
         MSCI 17 EM Index ..........  10%
         SMI Index .................  10%

At maturity, you will receive a cash payment per $10 principal amount of the Notes as follows:

         Payment at maturity = $10 + ($10 x sum of the Weighted Index Component Returns)

For further information concerning the calculation of the return on each Basket Index and of the payment at maturity, see "What are the steps to calculate payment at maturity?" beginning on page S-5 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-42.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity to participate in the potential increase in the appreciation of each Basket Index from the trade date relative to the final valuation date. You will participate in between 133% and 147% (to be determined on the trade date) of any Basket Index gains.

> MINIMUM INVESTMENT--Your minimum investment is 10,000 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $100,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-8.

> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in each of the Basket Indices. You may lose some or all of your investment if the Index Return of one or more Basket Indices is negative.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of each of the Basket Indices, and will depend on whether, and the extent to which, the respective Index Returns is positive or negative.

> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the China 25 Index, the KOSPI2 Index, the S&P Index, the MSCI Far East Index, the MSCI Europe Index, the MSCI 17 EM Index and the SMI Index (the securities included in the Basket Indices are collectively referred to herein as the "Basket Constituent Stocks").

> NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES--The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the Basket Constituent Stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in payment at maturity.

> THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

> THE PAYMENT ON YOUR NOTES IS LINKED TO AN AVERAGE OF THE RETURN ON EACH BASKET INDEX--The amount that you will be paid on your Notes at maturity, if any, will depend upon the Index Return of each Basket Index, which, in turn, will depend upon the average of the closing levels of the respective Basket Indices on each of the Averaging Dates, including the final valuation date. As a result, the payment at maturity may be less than it would have been had the calculation of the Index Return of each Basket Index been linked to the actual return on the respective Basket Indices over the life of the Notes.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment with a return linked to the performance of the Basket Indices.

> You seek an investment that provides potential enhanced exposure to the full upside performance of each Basket Index and you are willing to make an investment that is exposed to the full downside performance of each Basket Index.

>    You do not seek current income from this investment.

>    You are willing to hold the Notes to maturity.

> You are willing to invest in the Notes based on the range indicated for the Participation Rate (the actual Participation Rate will be set on the trade date).

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You do not seek exposure to the Asian, European or emerging market economies.

> You are unwilling to make an investment that is exposed to the full downside performance risk of each of the Basket Indices.

>    You seek an investment that is principal protected.

>    You are unable or unwilling to hold the Notes to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>    You seek current income from your investment.

>    You seek an investment for which there will be an active secondary market.

> You are unwilling to make an investment that is linked to an averaged, rather than an actual, return on each Basket Index.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes should be treated as a pre-paid cash-settled forward contract with respect to the Basket. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally would be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental U.S. Tax Considerations" on page S-50.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE INDEX RETURN FOR EACH BASKET INDEX.

The Index Return for each Basket Index is the difference between the closing level of the Basket Index on the trade date relative to the average of the closing levels of the Basket Index on each of the Averaging Dates, including the final valuation date, and is calculated as follows:

            Index Return = Index Ending Level - Index Starting Level
                           -----------------------------------------
                                     Index Starting Level

The Index Starting Level is (i) with respect to the China 25 Index, the closing level of the China 25 Index on the business day immediately following the trade date, and (ii) with respect to the other Basket Indices, the closing level of the particular basket index on trade date. The Index Ending Level is the arithmetic average of the closing levels of each Basket Index on each of the Averaging Dates, including the final valuation date.

The Averaging Dates are: May 31, 2011; June 30, 2011; July 29, 2011; August 31, 2011; September 30, 2011; and the final valuation date.

STEP 2: CALCULATE THE INDEX COMPONENT RETURN FOR EACH BASKET INDEX.

The Index Component Return for each Basket Index is calculated as follows:

        If the Index Return for the Basket Index is positive:
        -----------------------------------------------------

        Index Component Return = Index Return x Participation Rate

        The Participation Rate will be equal to 133% to 147% (to be determined on the trade date).

        Index Return for the Basket Index is negative:
        ----------------------------------------------

        Index Component Return = Index Return

STEP 3: CALCULATE THE WEIGHTED INDEX COMPONENT RETURN FOR EACH BASKET INDEX.

The Weighted Index Component Return will equal the Index Component Return for each Basket Index multiplied by the Weight of such Basket Index. The Weighted Index Component Return will be rounded to two decimal places.

        Weighted Index Component Return = Index Component Return x Weight

The Weights of the respective Basket Indices are as follows:

        China 25 Index ............  20%
        KOSPI2 Index ..............  20%
        S&P Index .................  15%
        MSCI Far East Index .......  15%
        MSCI Europe Index .........  10%
        MSCI 17 EM Index ..........  10%
        SMI Index .................  10%

STEP 4: CALCULATE THE SUM OF THE WEIGHTED INDEX COMPONENT RETURNS.

This is the percentage total return on each $10 principal amount of notes.

STEP 5: CALCULATE THE PAYMENT AT MATURITY.

At maturity, you will receive a cash payment per $10 principal amount of the Notes as follows:

        Payment at maturity = $10 + ($10 x sum of the Weighted Index Component Returns)

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX RETURN OF ONE OR MORE BASKET INDICES IS NEGATIVE.

HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

The examples below are based on the following assumptions:

--------------------------------------------------------------------------------
  Principal Amount:             $10.00
  Participation Rate:           140% if the Index Return is positive (the actual
                                Participation Rate will be determined on the
                                trade date)
  Investment Term:              5 years
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  EXAMPLE 1 -- RETURNS FOR EACH BASKET INDEX ARE AT 10%. EACH NOTE PAYS $11.40
               AT MATURITY, A 14.0% RETURN ON THE INVESTMENT.
--------------------------------------------------------------------------------

                                                                       WEIGHTED
                                                             INDEX       INDEX
                                                           COMPONENT   COMPONENT
   INDEX                           WEIGHT   INDEX RETURN    RETURN      RETURN
   -----------------------------------------------------------------------------
   KOSPI2 Index                      20%         10%          14%        2.80%
   China 25 Index                    20%         10%          14%        2.80%
   S&P Index                         15%         10%          14%        2.10%
   MSCI Far East Index               15%         10%          14%        2.10%
   SMI Index                         10%         10%          14%        1.40%
   MSCI Europe Index                 10%         10%          14%        1.40%
   MSCI 17 EM Index                  10%         10%          14%        1.40%
                                                                         -----
   Sum of the Weighted Index
     Component Returns:                                                  14.0%
   PAYMENT AT MATURITY PER NOTE:
     $10 + ($10 X 14.0%) =                                             $11.40
   TOTAL RETURN ON NOTE:                                                 14.0%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 2 -- RETURNS FOR EACH BASKET INDEX VARY BETWEEN -10% AND 20%. EACH NOTE PAYS $10.50 AT MATURITY, A 5.0% RETURN ON THE INVESTMENT.
--------------------------------------------------------------------------------

                                                                       WEIGHTED
                                                             INDEX       INDEX
                                                           COMPONENT   COMPONENT
   INDEX                           WEIGHT   INDEX RETURN    RETURN      RETURN
   -----------------------------------------------------------------------------
   KOSPI2 Index                      20%        -10%         -10%       -2.00%
   China 25 Index                    20%          5%           7%        1.40%
   S&P Index                         15%         -5%          -5%       -0.75%
   MSCI Far East Index               15%          0%           0%        0.00%
   SMI Index                         10%         10%          14%        1.40%
   MSCI Europe Index                 10%         15%          21%        2.10%
   MSCI 17 EM Index                   10%         20%          28%       2.80%
                                                                        ------
   Sum of the Weighted Index
     Component Returns:                                                  4.95%
   PAYMENT AT MATURITY PER NOTE:
     $10 + ($10 X 5.0%) =                                              $10.50
   TOTAL RETURN ON NOTE:                                                 5.0%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 3 -- RETURNS FOR EACH BASKET INDEX ARE AT -10%. EACH NOTE PAYS $9.00 AT MATURITY, A -10% RETURN ON THE INVESTMENT.
--------------------------------------------------------------------------------

                                                                       WEIGHTED
                                                             INDEX       INDEX
                                                           COMPONENT   COMPONENT
   INDEX                           WEIGHT   INDEX RETURN    RETURN      RETURN
   -----------------------------------------------------------------------------
   KOSPI2 Index                      20%        -10%         -10%        -2.00%
   China 25 Index                    20%        -10%         -10%        -2.00%
   S&P Index                         15%        -10%         -10%        -1.50%
   MSCI Far East Index               15%        -10%         -10%        -1.50%
   SMI Index                         10%        -10%         -10%        -1.00%
   MSCI Europe Index                 10%        -10%         -10%        -1.00%
   MSCI 17 EMIndex                   10%        -10%         -10%        -1.00%
                                                                        -------
   Sum of the Weighted Index
     Component Returns:                                                 -10.00%
   PAYMENT AT MATURITY PER NOTE:
     $10 + ($10 x -10.00%) =                                             $9.00
   TOTAL RETURN ON NOTE:                                                -10.00%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Risk Factors

YOUR INVESTMENT IN THE NOTES WILL INVOLVE RISKS. THE NOTES ARE NOT SECURED DEBT AND ARE RISKIER THAN ORDINARY UNSECURED DEBT SECURITIES. UNLIKE ORDINARY DEBT SECURITIES, YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT YOU INVEST. THE RETURN ON THE NOTES IS LINKED TO THE PERFORMANCE OF THE FTSE/Xinhua China 25 Index(TM) ("China 25 Index"), the Korea KOSPITM 200 Index ("KOSPI2 Index"), the S&P 500(R) Index ("S&P Index"), the MSCI(R) AC Far East ex Japan Index(SM) ("MSCI Far East Index"), the MSCI(R) Europe Index(SM) ("MSCI Europe Index"), the MSCI(R) 17 EM Countries Index(SM) ("MSCI 17 EM Index") and the Swiss Market Index (SMI)(R) ("SMI Index" and, together with the China 25 Index, the KOSPI2 Index, the S&P Index, the MSCI Far East Index, the MSCI Europe Index and the MSCI 17 EM Index, the "Basket Indices"). INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET INDICES. THIS SECTION DESCRIBES THE MOST SIGNIFICANT RISKS RELATING TO AN INVESTMENT IN THE NOTES. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

The Notes combine features of equity and debt. The Notes differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or interest during the term of the Notes. Instead, we will pay you in cash at maturity an amount based on the performance of each of the Basket Indices. The Notes are fully exposed to a decline in each of the Basket Indices. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX RETURN OF ONE OR MORE BASKET INDICES IS NEGATIVE.

See "What are the steps to calculate payment at maturity?" on page S-5.

THE BASKET IS COMPOSED OF THE SEVEN BASKET INDICES; ANY POSITIVE RETURN IN ANY BASKET INDEX MAY BE OFFSET BY A NEGATIVE RETURN IN ANOTHER BASKET INDEX.

The Notes are linked to the performance of a Basket, 20% of which is composed of the China 25 Index, 20% of which is composed of the KOSPI2 Index, 15% of which is composed of the S&P Index, 15% of which is composed of the MSCI Far East Index, 10% of which is composed of the MSCI Europe Index, 10% of which is composed of the MSCI 17 EM Index and 10% of which is composed of the SMI Index. The performance of the Basket will be based on the appreciation or depreciation of the level of each Basket Index on the trade date relative to the final valuation date, weighted according to their composition in the Basket. A positive return in any Basket Index may be offset by a negative return in another Basket Index resulting in a negative return on the Notes. For example, assuming the Participation Rate is 140%, a 15% Index Return on the SMI Index (which would result in a Weighted Index Component Return on the SMI Index equal to 2.10%), a 10% Index Return on the MSCI Europe Index (a Weighted Index Component Return on the MSCI Europe Index equal to 1.40%) and a 10% Index Return on the MSCI 17 EM Index (a Weighted Index Component Return on the MSCI 17 EM Index equal to 1.40%) would be completely offset by a combination of a -10% Index Return on the KOSPI2 Index (a Weighted Index Component Return on the KOSPI2 Index equal to -2.00%), a -20% Index Return on the China 25 Index (a Weighted Index Component Return on the China 25 Index equal to -4.00%), a -15% Index Return on the MSCI Far East Index (a Weighted Index Component Return on the MSCI Far East Index equal to -2.25%) and a -10% Index Return on the S&P Index (a Weighted Index Component Return on the S&P Index equal to -1.50%), which would result in a corresponding total return on the Notes of approximately -5%.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BASKET CONSTITUENT STOCKS.

The return on your Notes may not reflect the return you would realize if you actually owned the Basket Constituent Stocks. This is the case because the level of the Basket Indices are calculated in part by reference to the prices of the Basket Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

RISK FACTORS
--------------------------------------------------------------------------------

Even if the respective levels of the Basket Indices increase during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of each Basket Index to increase while the market value of the Notes declines.

CHANGES THAT AFFECT THE BASKET INDICES WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of FTSE Xinhua Index Limited (the "China 25 Index Sponsor") with respect to the China 25 Index, the Korean Stock Exchange (the "KOSPI2 Index Sponsor") with respect to the KOSPI2 Index, Standard & Poor's (the "S&P Index Sponsor") with respect to the S&P Index, Morgan Stanley Capital International Inc. ("MSCI") with respect to the MSCI Far East Index, the MSCI Europe Index and the MSCI 17 EM Index (the "MSCI Indices Sponsor"), and the SWX Swiss Exchange with respect to the SMI Index (the "SMI Index Sponsor" and, together with the China 25 Index Sponsor, the KOSPI2 Index Sponsor and the MSCI Indices Sponsor, the "Index Sponsors") concerning the calculation of the Basket Indices, additions, deletions or substitutions of the Basket Constituent Stocks and the manner in which changes affecting the Basket Constituent Stocks or the issuers of the Basket Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in its respective Basket Index, could affect its respective Basket Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if any Index Sponsor changes these policies, for example, by changing the manner in which it calculates its respective Basket Index, or if any Index Sponsor discontinues or suspends calculation or publication of its respective Basket Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Index Ending Level with respect to any Basket Index is not available because of a market disruption event or for any other reason, the calculation agent-which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Index Ending Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

THE BASKET RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES THAT MIGHT AFFECT THE CHINA 25 INDEX, THE KOSPI2INDEX, THE S&P INDEX, THE MSCI FAR EAST INDEX, THE MSCI EUROPE INDEX, THE MSCI 17 EM INDEX OR THE SMI INDEX.

Although all of the Basket Constituent Stocks are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which Basket Constituent Stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the respective Index Returns and, in turn, the respective Weighted Index Component Returns. The amount we pay in respect of the Notes on the maturity date will be based solely upon the respective Weighted Index Component Returns. See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-42.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS, INCLUDING VOLATILE EQUITIES PRICES.

RISK FACTORS
--------------------------------------------------------------------------------

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the levels of the Basket Indices on any day will affect the market value of the Notes more than any other factor. Other factors referenced below that may influence the market value of the Notes include:

> the volatility of each Basket Index (I.E., the frequency and magnitude of changes in the level of each Basket Index);

>    the market prices of the Basket Constituent Stocks;

> the composition of each Basket Index and changes to its Basket Constituent Stocks;

> the dividend rate paid on Basket Constituent Stocks (while not paid to the holders of the Notes, dividend payments on Basket Constituent Stocks may influence the market price of Basket Constituent Stocks and the level of each Basket Index, and therefore affect the market value of the Notes);

> the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the Basket Constituent Stocks are denominated;

> interest rates in the U.S. market and in each market related to the Basket Constituent Stocks;

>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

> economic, financial, political, regulatory, judicial or other events that affect the levels of the Basket Indices or the market price of the Basket Constituent Stocks or that affect stock markets generally; and

>    the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

HISTORICAL PERFORMANCE OF THE BASKET INDICES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET INDICES DURING THE TERM OF THE NOTES.

The trading prices of the Basket Constituent Stocks will determine the level of each Basket Index. The historical performance of each Basket Index should not be taken as an indication of the future performance of each Basket Index. As a result, it is impossible to predict whether the level of any Basket Index will rise or fall. Trading prices of the Basket Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Basket Constituent Stocks discussed above.

THE FORMULA FOR DETERMINING YOUR PAYMENT AT MATURITY DOES NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET INDICES.

Changes in the Basket Indices during the term of the Notes before the final valuation date will not be reflected in the calculation of the amount payable, if any, at maturity. The calculation agent will calculate your payment at maturity by comparing only the level of eachBasket Index on the trade date relative to the average of the closing levels of each Basket Index on each of the Averaging Dates, including the final valuation date. No other levels will be taken into account. As a result, you may lose some or all of your investment even if a particular Basket Index has risen at certain times during the term of the Notes before falling to a level below its starting level on the final valuation date.

RISK FACTORS
--------------------------------------------------------------------------------

THE PAYMENT ON YOUR NOTES MAY BE LESS THAN IT WOULD HAVE BEEN HAD THE CALCULATION OF THE INDEX RETURN OF EACH BASKET INDEX BEEN LINKED TO THE ACTUAL, RATHER THAN THE AVERAGED, RETURN ON THE RESPECTIVE BASKET INDICES.

The amount that you will be paid on your Notes at maturity, if any, will depend upon the Index Return of each Basket Index, which in turn will depend upon the average of the closing levels of the respective Basket Indices on each of the Averaging Dates, including the final valuation date. Because the Index Return of each Basket Index will be based on such average closing levels, the payment on your Notes may be significantly less than the actual return on the Basket Indices over the life of the offered Notes. For example, the difference between the Index Ending Level (which is calculated using the averaging method) of a particular Basket Index and the actual level of such Basket Index could be significantly large if there is a significant increase or decrease in the level of that index during the period between the dates that the first and last Averaging Dates occur.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE BASKET CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Basket Constituent Stocks may have.

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE BASKET CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON THE BASKET CONSTITUENT STOCKS OR ONE OR MORE OF THE BASKET INDICES, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-48, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Basket Constituent Stocks, futures or options on the Basket Constituent Stocks or one or more of the Basket Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Constituent Stocks or one or more of the Basket Indices, and we may adjust these hedges by, among other things, purchasing or selling the Basket Constituent Stocks, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Basket Constituent Stocks and the level of one or more of the Basket Indices and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Basket Constituent Stocks and other investments relating to the Basket Constituent Stocks or one or more of the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block trades. Any of these activities could adversely affect the market price of the Basket Constituent Stocks, and the level of one or more Basket Indices and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Constituent Stocks or one or more Basket Indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to one or more of the Basket Indices and the Basket Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of one or more of the Basket Indices, could be adverse to such holders' interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Basket Constituent Stocks and the levels of the Basket Indices and, therefore, the market value of the Notes.

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING ASSETS, INDEX OR INDICES TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets, index or indices to which the Notes are linked.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE INDEX SPONSORS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with the Index Sponsors in any way (except for licensing arrangements discussed below in "The Indices" beginning on page S-14) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of each Basket Index. If the Index Sponsors discontinue or suspend the calculation of their respective Basket Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the particular Basket Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-44 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation" on page S-46. The Index Sponsors are not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about each Index Sponsor and each Basket Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indices or the Index Sponsors contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Basket Indices and the Index Sponsors.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Notes at maturity. For a fuller

RISK FACTORS
--------------------------------------------------------------------------------

description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-47. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Constituent Stocks or one or more of the Basket Indices has occurred or is continuing on the day when the calculation agent will determine the ending level for a particular Basket Index. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL FOR ANY BASKET INDEX OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index Ending Level for any Basket Index may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date in respect of one or more Basket Indices. If such a postponement occurs, then the calculation agent will instead use the closing level of the particular Basket Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If a market disruption event occurs or is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-44.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS.

Some of the Basket Constituent Stocks have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-4, "Supplemental U.S. Tax Considerations" on page S-50, and the section "U.S. Tax Considerations" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

--------------------------------------------------------------------------------


The Indices

THE FTSE/XINHUA CHINA 25 INDEX(TM)

All information in this prospectus supplement regarding the FTSE/Xinhua China 25 Index(TM) (the "China 25 Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE Xinhua Index Limited or any of its affiliates (the "China 25 Index Sponsor"). The China 25 Index Sponsor owns the copyright and all other rights to the China 25 Index. The China 25 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the China 25 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the China 25 Index is not an indication of future performance. Future performance of the China 25 Index may differ significantly from historical performance, either positively or negatively.

The China 25 Index is designed to represent the performance of the mainland Chinese market that is available to international investors. The China 25 Index is a real-time index consisting of 25 of the largest and most liquid Chinese stocks (each, a "China 25 Index Constituent Stock") listed and trading on the Hong Kong Stock Exchange (HKSE). The shares comprised by the China 25 Index are classified as "H Shares" or "Red Chip Shares." H Shares are securities of companies incorporated in the People's Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. H Shares are quoted and traded in Hong Kong dollars (HKD). Like other securities trading on the HKSE, there are no restrictions on who can trade H Shares. Red Chip Shares are securities of Hong Kong incorporated companies that trade on the HKSE. These securities are quoted and traded in HKD. Red Chip Shares are shares of companies that are substantially owned directly or indirectly by the Chinese Government and have a majority of their business interests in mainland China. The China 25 Index is published every 15 seconds between 10:00 a.m. and 4:15 p.m., Hong Kong time, using last trade prices. End of day data is as of 4:30 p.m. The China 25 Index is not calculated on Hong Kong public holidays.

The China 25 Index is calculated using the free float index calculation methodology of FTSE Group. The index is calculated using the following formula:

                                [SIGMA]p e s f c
                                        n n n n n
                                       ----------
                                           d

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security's home currency into the index's base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of the China 25 Index Sponsor, c is the capping factor published by the China 25 Index Sponsor at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index. The China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.

Under this methodology, the China 25 Index Sponsor excludes from free floating shares trade investments in a China 25 Index constituent company by another China 25 Index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a China 25 Index Constituent Stock is applied in bands, as follows:

Free float less than or equal to 15%    Ineligible for inclusion in the China 25
                                        Index, unless free float is also greater than 5% and the full capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

THE INDICES
--------------------------------------------------------------------------------

Free float greater than 15% but less than or equal to 20%            20%

Free float greater than 20% but less than or equal to 30%            30%

Free float greater than 30% but less than or equal to 40%            40%

Free float greater than 40% but less than or equal to 50%            50%

Free float greater than 50% but less than or equal to 75%            75%

Free float greater than 75%                                         100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a China 25 Index Constituent Stock's free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage points threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

As of December 2005, the China 25 Index adopted a new classification system, the Industry Classification Benchmark ("ICB"). The ICB replaced the FTSE Global Classification System formerly used by the China 25 Index and covers over 45,000 securities worldwide. The new structure is a merger of FTSE Group and Dow Jones Indexes' industry classification systems, creating a single, definitive structure for the market. The primary purpose of the ICB is to provide a service to investors and other interested persons by grouping companies according to homogenous subsectors in such a way that general industrial and economic themes may be common to all companies in the sector. The sectors themselves will be aggregated into supersectors, which will be aggregated into industries.

The China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock's free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

PRICE. The China 25 Index Sponsor must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. The China 25 Index Sponsor may exclude a security from the China 25 Index if it considers that an "accurate and reliable" price is not available. The China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

LIQUIDITY. Securities in the China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by the China 25 Index Sponsor will not be eligible for inclusion in the China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the

THE INDICES
--------------------------------------------------------------------------------

next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

NEW ISSUES. New issues must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The China 25 Index, like other indices of the China 25 Index Sponsor, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the China 25 Index.

According to publicly available information as of October 25, 2006, the China 25 Index Constituent Stocks consisted of stocks of the companies below. The weight of each of the China 25 Index Constituent Stocks within the China 25 Index is also provided.

        COMPONENT                                               WEIGHTS
        ---------                                               -------
        China Mobile Ltd ......................................  10.19%
        PetroChina Co Ltd .....................................   9.02%
        China Life Insurance Co Ltd ...........................   7.97%
        Bank of China Ltd .....................................   6.96%
        China Petroleum & Chemical Corp .......................   6.22%
        China Unicom Ltd ......................................   4.05%
        Bank of Communications Co Ltd .........................   4.03%
        China Shenhua Energy Co Ltd ...........................   4.00%
        BOC Hong Kong Holdings Ltd ............................   3.99%
        China Telecom Corp Ltd ................................   3.94%
        CNOOC Ltd .............................................   3.93%
        China Construction Bank ...............................   3.92%
        Citic Pacific Ltd .....................................   3.81%
        Ping An Insurance Group Co of China Ltd ...............   3.81%
        China Merchants Holdings International C ..............   3.73%
        China Resources Enterprise ............................   2.97%
        Zijin Mining Group Co Ltd .............................   2.69%
        Huaneng Power International Inc .......................   2.59%
        China Netcom Group Corp Hong Kong Ltd .................   2.54%
        COSCO Pacific Ltd .....................................   2.44%
        Aluminum Corp of China Ltd ............................   1.84%
        Yanzhou Coal Mining Co Ltd ............................   1.53%
        PICC Property & Casualty Co Ltd .......................   1.35%
        Datang International Power Generation Co ..............   1.35%
        Sinopec Shanghai Petrochemical Co Ltd .................   1.13%

THE STOCK EXCHANGE OF HONG KONG LTD.

Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System, which was introduced in November 1983. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 9:30 a.m. to 4:00 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

THE INDICES
--------------------------------------------------------------------------------

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 3:00 a.m. or 4:00 a.m., New York City time. Therefore, the closing level of the China 25 Index will generally be available in the United States by the opening of business on that business day.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company's shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;
(5) where the issuer is no longer suitable for listing, or becomes a "cash" company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the China 25 Index may be limited by suspension of trading of individual stocks which comprise the China 25 Index which may, in turn, adversely affect the value of the Notes.

HISTORICAL CLOSING LEVELS OF THE CHINA 25 INDEX

All historical data presented in the following graph on the China 25 Index are not necessarily indicative of the future performance of the China 25 Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the China 25 Index during any period set forth below is not any indication that the China 25 Index is more or less likely to decline at any time during the term of the Notes. UBS cannot make any assurance that the future performance of the China 25 Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the China 25 Index as of October 25, 2006 was 12,525.75. The actual China 25 Index Starting Level will be the closing level of the China 25 Index on the business date immediately following the trade date.

The following graph sets forth the historical performance of the China 25 Index from March 30, 2001 through October 25, 2006.

THE INDICES
--------------------------------------------------------------------------------

        [The table below represents a line chart in the printed report.]

   2001          2002          2003          2004          2005          2006
   ----          ----          ----          ----          ----          ----
 4877.51       4556.58       4601.71       8324.97       8294.66       9203.65
 5470.38       4660.83       4554.19       8260.51       8155.44       10490.1
 5962.93       4822.18       4437.62       8795.51       8767.79       10914.4
 5916.72       4922.55       4403.46       8207.84       8254.83       11069.7
 5273.92       5027.92       4860.58       7029.97       8226.15         11626
  4507.2       4934.55       5169.87        7450.7       8105.44       10937.2
 4205.25        4723.4       5672.64        7414.4       8496.46       11314.8
 4487.68       4602.79       6124.15       7442.02       9117.31       11590.7
 4634.62       4329.55       6089.77       7481.39        9072.7       11783.9
 4596.84       4284.63        7177.3       7916.39       9404.92         12013
               4408.58       7282.98       7727.28       8391.56       12525.8
               4317.23                     8409.06       8927.68

SOURCE: BLOOMBERG L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the China 25 Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the China 25 Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the China 25 Index Sponsor; the only relationship between the China 25 Index Sponsor and us is the licensing of the use of the China 25 Index and trademarks relating to the China 25 Index.

The Notes are not in any way sponsored, endorsed, sold or promoted by the China 25 Index Sponsor, FTSE International Limited ("FTSE") or Xinhua Financial Network Limited ("Xinhua") or by the London Stock Exchange PLC (the "Exchange") or by The Financial Times Limited ("FT") and neither the China 25 Index Sponsor, FTSE, Xinhua nor Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the China 25 Index and/or the figure at which the China 25 Index stands at any particular time on any particular day or otherwise. The China 25 Index is compiled and calculated by or on behalf of the China 25 Index Sponsor. However, neither the China 25 Index Sponsor or FTSE or Xinhua or Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the China 25 Index and neither the China 25 Index Sponsor, FTSE, Xinhua or Exchange or FT shall be under any obligation to advise any person of any error therein.

"FTSE(TM)" is a trade mark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. "[CHINESE CHARACTERS]" is a trade mark of FTSE International Limited. "Xinhua" and "[CHINESE CHARACTERS]" are service marks and trade marks of Xinhua Financial Network Limited. All marks are licensed for use by FTSE/Xinhua Index Limited.

THE KOREA KOSPI(TM) 200 INDEX

All information in this prospectus supplement regarding the Korea KOSPI 200 Index (the "KOSPI2 Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by the Korea Stock Exchange ("KSE"). KSE owns the copyright and all other rights to the KOSPI2 Index. KSE has

THE INDICES
--------------------------------------------------------------------------------

no obligation to continue to publish, and may discontinue publication of, the KOSPI2 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the KOSPI2 Index is not an indication of future performance. Future performance of the KOSPI2 Index may differ significantly from historical performance, either positively or negatively.

The KOSPI2 Index, which is the underlying index for stock index futures and options trading, is composed of 200 blue chips and accounts for about 90% of the total market capitalization of the KSE. The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in the industry groups they belong. The base date for the index is January 3, 1990 and the base index is 100.

THE KOREA STOCK EXCHANGE

The KSE's predecessor, the Daehan Stock Exchange, was established in 1956. The KSE is a typical order-driven market, where buy and sell orders compete for best prices. The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms. According to the KSE's 2004 Annual Report, as of June 2004, the KSE had 29 regular member firms and 20 special members.

Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KSE uses electronic trading procedures, from order placement to trade confirmation. The KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing). Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading. During pre-hours sessions from 7:30 to 8:30 a.m., orders are matched at previous day's respective closing prices. Starting from May 30, 2005, the after-hours trading session in the KSE has been extended from 3:10 p.m. - 4:00 p.m. to 3:10 p.m. - 6:00 p.m., and off-hours single price auction was introduced as the Korea ECN, the night market in Korea, shut down its business. From 3:10 p.m. to 3:30 p.m., orders are matched at the closing price of the regular session, and from 3:30 p.m. to 6:00 p.m., orders are executed every 30 minutes at the single price. The price change limit is 5 percent of the closing price of the regular session.

On January 26, 2004, the KSE introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KSE caused by "fake" orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55-9:00 a.m. (or 2:55-3:00 p.m.), deviates from the provisional opening (or closing) price by 5 percent or more, the KSE delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KSE makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10-9:00 a.m. (or 2:50-3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KSE sets a limit on the range that the price of individual stocks can change during a day. As of June 2004, that limit was set at 15 percent, which meant that the price of each stock could neither fall nor rise by more than 15 percent from the previous day's closing price. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KSE may halt the trading of the stock. In such cases, the KSE requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an

THE INDICES
--------------------------------------------------------------------------------

hour; however, if the KSE deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed.

The KSE introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI2 Index falls by 10 percent or more from the previous day's closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

As a result of the foregoing, variations in the KOSPI2 Index may be limited by suspension of trading of the KOSPI2 Index Constituent Stocks, individually or in the aggregate, which may in turn adversely affect the value of the Notes.

STOCKS INCLUDED IN THE KOSPI2 INDEX

According to publicly available information as of October 25, 2006, the top fifty securities comprising the KOSPI2 Index consist of the companies listed below. The weighting of each of the KOSPI2 Index Constituent Stocks within the Index is also provided.

        NAME                                                    % WEIGHT
        ----                                                    --------
        Samsung Electronics Co Ltd .............................  15.69%
        Kookmin Bank ...........................................   4.38%
        Korea Electric Power Corp ..............................   3.98%
        POSCO ..................................................   3.97%
        Hyundai Motor Co .......................................   2.93%
        Shinhan Financial Group Co Ltd .........................   2.87%
        Woori Finance Holdings Co Ltd ..........................   2.85%
        SK Telecom Co Ltd ......................................   2.82%
        Hynix Semiconductor Inc ................................   2.77%
        KT Corp ................................................   1.99%
        Hyundai Heavy Industries ...............................   1.87%
        Lotte Shopping Co Ltd ..................................   1.77%
        Shinsegae Co Ltd .......................................   1.73%
        LG.Philips LCD Co Ltd ..................................   1.73%
        Hana Financial Group Inc ...............................   1.56%
        KT&G Corp ..............................................   1.56%
        SK Corp ................................................   1.46%
        Korea Exchange Bank ....................................   1.40%
        Hyundai Mobis ..........................................   1.38%
        LG Electronics Inc .....................................   1.37%
        LG Card Co Ltd .........................................   1.28%
        S-Oil Corp .............................................   1.25%
        Samsung Fire & Marine Insurance Co Ltd .................   1.18%
        Daewoo Engineering & Construction Co Ltd ...............   1.17%
        Industrial Bank Of Korea ...............................   1.16%
        SK Networks Co Ltd .....................................   1.15%
        Daewoo Shipbuilding & Marine Engineering ...............   1.03%
        Hyundai Engineering & Construction Co Lt ...............   1.03%
        Samsung Heavy Industries Co Ltd ........................   1.00%
        KT Freetel Co Ltd ......................................   0.99%
        Kia Motors Corp ........................................   0.84%
        Samsung Corp ...........................................   0.82%
        Kangwon Land Inc .......................................   0.69%
        GS Engineering & Construction Corp .....................   0.66%

THE INDICES
--------------------------------------------------------------------------------

        NAME                                                    % WEIGHT
        ----                                                    --------
        Doosan Heavy Industries and Construction ...............   0.63%
        Hyundai Development Co .................................   0.63%
        Samsung Securities Co Ltd ..............................   0.58%
        Daewoo International Corp ..............................   0.56%
        Samsung SDI Co Ltd .....................................   0.54%
        Daewoo Securities Co Ltd ...............................   0.53%
        GS Holdings Corp .......................................   0.52%
        CJ Corp ................................................   0.52%
        Samsung Electro-Mechanics Co Ltd .......................   0.52%
        Doosan Infracore Co Ltd ................................   0.50%
        Hyundai Steel Co .......................................   0.50%
        KCC Corp ...............................................   0.50%
        Samsung Techwin Co Ltd .................................   0.49%
        Korea Gas Corp .........................................   0.47%
        LG Chem Ltd ............................................   0.44%
        Woori Investment & Securities Co Ltd ...................   0.43%

HISTORICAL CLOSING LEVELS OF THE KOSPI2 INDEX

All historical data presented in the following graph on the KOSPI2 Index are not necessarily indicative of the future performance of the KOSPI2 Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the KOSPI2 Index during any period set forth below is not any indication that the KOSPI2 Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurance that the future performance of the KOSPI2 Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the KOSPI2 Index as of October 25, 2006 was 178.20. The actual KOSPI2 Index Starting Level will be the closing level of the KOSPI2 Index on the trade date.

The following graph sets forth the historical performance of the KOSPI2 Index from January 31, 1990 through October 25, 2006.

        [The table below represents a line chart in the printed report.]

1990    1992       1994      1996      1998     2000     2002     2004     2006
----    ----       ----      ----      ----     ----     ----     ----     ----
97.83    76.13    105.81     99.02     65.45   119.08    92.99   110.89   180.65
94.06    67.86    102.83     96.22     65.79   103.17   102.62   115.92   177.45
 92.1    66.48     97.03     98.26     55.28   108.03   111.84   115.98   176.21
74.93    67.07    102.72    110.11     49.39    91.21   106.39    112.4    184.1
87.67    61.63    106.52     98.95     38.48    92.74    100.8   104.14   171.01
78.05    60.89    105.27     89.29     34.37   104.43    93.69   101.85   167.45
75.17     56.5    104.41     88.65     39.51    89.35    90.16    95.27   168.51
66.76    62.05    107.97     83.81     35.55    86.54    92.55   102.89   175.44
66.88    56.62    120.16     82.66     35.45    76.37    81.37   107.69   178.05
76.32    67.95     126.1     79.07     47.61       64     83.1   107.99    178.2
76.82    73.09    121.04     75.79     51.93    63.48    92.05    113.4
76.61    74.49    113.51     67.93     64.94    63.35    79.87   115.25
69.82    73.25    102.85     71.62     65.72    77.98    75.22   121.06
74.61    69.72      98.9     69.24     60.28    72.14    72.85   130.85
72.81    73.28    104.86     68.72     71.84    65.16    68.05   124.78
71.24    79.51    101.78     71.21     87.15    72.45    76.45   117.58
67.61    82.99     99.96     77.88     85.68    76.09    80.53   124.84
67.24    81.71     101.3      77.5    105.47     73.2    85.47   129.43
 80.6    79.32    105.69     74.92    116.14    66.98    91.52   143.32
77.02    73.24    103.45     72.81    112.79    67.42    97.59   140.09
80.23     78.6    111.97     68.07    100.71    58.91    89.55   157.55
78.23    81.44    113.08     49.73    100.19    66.44   101.44   148.84
72.87    88.88    104.82     43.62    123.59    80.03   103.61   165.95
68.63    96.19    100.01     42.34    130.02    86.97   105.21   177.43

SOURCE: BLOOMBERG L.P.

THE INDICES
--------------------------------------------------------------------------------

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the KOSPI2 Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the KOSPI2 Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the KOSPI2 Index Sponsor; the only relationship between the KOSPI2 Index Sponsor and us is the licensing of the use of the KOSPI2 Index and trademarks relating to the KOSPI2 Index.

The Notes are not sponsored, endorsed, sold or promoted by Korea Stock Exchange
(KSE). KSE makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the KOSPI2 Index to track general stock market performance. KSE's only relationship to UBS is the licensing of certain trademarks and trade names of KSE and of the KOSPI2 Index, which is determined, composed and calculated by KSE without regard to UBS or the Notes. KSE has no obligation to take our needs or the needs of owners of the Notes into consideration in determining, composing or calculating the KOSPI2 Index. KSE is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. KSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

KSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI2 INDEX OR ANY DATA INCLUDED THEREIN AND KSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI2 INDEX OR ANY DATA INCLUDED THEREIN. KSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI2 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"KOSPI" is a trade mark / service mark of KSE and has been licensed for use by UBS.

THE INDICES
--------------------------------------------------------------------------------

THE S&P 500(R) INDEX

We have derived all information regarding the S&P 500(R) Index (the "S&P Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P Index, and may discontinue publication of the Index.

The S&P Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies (the "S&P Index Constituent Stocks") as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 29, 2006, 424 companies or 85.9% of the S&P Index by market capitalization traded on the New York Stock Exchange, 76 companies or 14.1% of the S&P Index by market capitalization traded on The Nasdaq Stock Market, and 0 companies or 0.0% of the S&P Index by market capitalization traded on the American Stock Exchange. As of September 29, 2006, the S&P Index represented approximately 74% of the market value of S&P's internal database of over 6,967 equities. S&P chooses companies for inclusion in the S&P Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,967 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (86), Consumer Staples
(39), Energy (29), Financials (89), Health Care (56), Industrials (52), Information Technology (78), Materials (30), Telecommunication Services (10) and Utilities (31). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the S&P Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the S&P Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the S&P Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE S&P INDEX

S&P currently computes the S&P Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

>    the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

THE INDICES
--------------------------------------------------------------------------------

> the current aggregate market value of all component stocks is divided by the base value; and

>    the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the S&P Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>    the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>    the purchase of shares by employees pursuant to employee benefit plans;

>    consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

>    the substitution by S&P of particular component stocks in the Index; or

>    other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
               Old Base Value x ---------------- = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P Index or any successor index. While S&P currently employs the above methodology to calculate the S&P Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes. S&P does not guarantee the accuracy or the completeness of the S&P Index or any data included in the S&P Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P Index or the manner in which the Index is applied in determining the amount payable at maturity.

THE INDICES
--------------------------------------------------------------------------------

HISTORICAL CLOSING LEVELS OF THE S&P 500(R) INDEX

Since its inception, the S&P Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the S&P Index during any period shown below is not an indication that the value of the S&P Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical S&P Index levels do not give an indication of future performance of the S&P Index. UBS cannot make any assurance that the future performance of the S&P Index or the S&P Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the S&P Index on October 25, 2006 was 1,382.22. The actual S&P Index starting level will be the closing level of the S&P Index on the trade date.

The graph below illustrates the performance of the Index from January 29, 1988 through October 25, 2006.

        [The table below represents a line chart in the printed report.]

 1988     1990     1992     1994     1996      1998      2000      2002      2004      2006
 ----     ----     ----     ----     ----      ----      ----      ----      ----      ----
257.07   329.08   408.79   481.61   636.02    980.28   1394.46    1130.2   1131.13   1280.08
267.82   331.89    412.7   467.14   640.43   1049.34   1366.42   1106.73   1144.94   1280.66
258.89   339.94   403.69   445.77    645.5   1101.75   1498.58   1147.39   1126.21   1294.83
261.33    330.8   414.95   450.91   654.17   1111.75   1452.43   1076.92    1107.3   1310.61
262.16   361.23   415.35   456.51   669.12   1090.82    1420.6   1067.14   1120.68   1270.09
 273.5   358.02   408.14   444.27   670.63   1133.84    1454.6    989.82   1140.84    1270.2
272.02   356.15   424.22   458.26   639.95   1120.67   1430.83    911.62   1101.72   1276.66
261.52   322.56   414.03    475.5   651.99    957.28   1517.68    916.07   1104.24   1303.82
271.91   306.05    417.8   462.71   687.31   1017.01   1436.51    815.28   1114.58   1335.85
278.97      304   418.68   472.35   705.27   1098.67    1429.4    885.76    1130.2   1382.22
 273.7   322.22   431.35   453.69   757.02   1163.63   1314.95    936.31   1173.82
277.72   330.22   435.71   459.27   740.74   1229.23   1320.28    879.82   1211.92
297.47   343.93   438.78   470.42   786.16   1279.64   1366.01     855.7   1181.27
288.86   367.07   443.38   487.39   790.82   1238.33   1239.94    841.15    1203.6
294.87   375.22   451.67   500.71   757.12   1286.37   1160.33    848.18   1180.59
309.64   375.34   440.19   514.71   801.34   1335.18   1249.46    916.92   1156.85
320.52   389.83   450.19    533.4   848.28   1301.84   1255.82    963.59    1191.5
317.98   371.16   450.53   544.75   885.14   1372.71   1224.42     974.5   1191.33
346.08   387.81   448.13   562.06   954.29   1328.72   1211.23    990.31   1234.18
351.45   395.43   463.56   561.88   899.47   1320.41   1133.58   1008.01   1220.33
349.15   387.86   458.93   584.41   947.28   1282.71   1040.94    995.97   1228.81
340.36   392.45   467.83    581.5   914.62   1362.93   1059.78   1050.71   1207.01
345.99   375.22   461.79   605.37    955.4   1388.91   1139.45    1058.2   1249.48
 353.4   417.09   466.45   615.93   970.43   1469.25   1148.08   1111.92   1248.29

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P Index, in connection with securities, including the Notes. The S&P Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the S&P Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or

THE INDICES
--------------------------------------------------------------------------------

quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

THE MSCI(R) AC FAR EAST EX JAPAN Index(SM)

The MSCI(R) AC Far East ex Japan Index(SM) ("MSCI Far East Index") is a free float-adjusted market capitalization index that is designed to measure equity performance in the Far East, excluding Japan. As of October 25, 2006 the MSCI Far East Index consisted of the following nine developed and emerging market country indices: China, Hong Kong, Indonesia, Korea, Malaysia, Philippines, Singapore Free, Taiwan and Thailand. The MSCI Far East Index is reported by Bloomberg L.P. under the ticker symbol "MXFEJ".

As of October 25, 2006, the top fifty securities comprising the MSCI Far East Index and their weights were as follows.

        COMPONENT                                                WEIGHTS
        ---------                                                -------
        Samsung Electronics Co Ltd .............................   6.11%
        China Mobile Ltd .......................................   3.05%
        TSMC ...................................................   3.02%
        Kookmin Bank ...........................................   2.13%
        HON HAI Precision Industry Co Ltd ......................   2.01%
        PetroChina Co Ltd ......................................   1.66%
        POSCO ..................................................   1.64%
        Hutchison Whampoa Ltd ..................................   1.51%
        Cheung Kong Holdings Ltd ...............................   1.30%
        China Life Insurance Co Ltd ............................   1.20%
        DBS Group Holdings Ltd .................................   1.19%
        Sun Hung Kai Properties Ltd ............................   1.19%
        United Overseas Bank Ltd ...............................   1.04%
        CNOOC Ltd ..............................................   1.00%
        Hyundai Motor Co .......................................   1.00%
        Singapore Telecommunications Ltd .......................   0.93%
        China Petroleum & Chemical Corp ........................   0.91%
        China Construction Bank ................................   0.91%
        CLP Holdings Ltd .......................................   0.90%
        Oversea-Chinese Banking Corp ...........................   0.88%
        Samsung Electronics Co Ltd .............................   0.84%

THE INDICES
--------------------------------------------------------------------------------

        Cathay Financial Holding Co Ltd ........................   0.83%

        COMPONENT                                                WEIGHTS
        ---------                                                -------
        Bank of China Ltd ......................................   0.79%
        Shinhan Financial Group Co Ltd .........................   0.79%
        Korea Electric Power Corp ..............................   0.78%
        Swire Pacific Ltd ......................................   0.77%
        Hang Seng Bank Ltd .....................................   0.77%
        United Microelectronics Corp ...........................   0.74%
        Telekomunikasi Indonesia Tbk PT ........................   0.73%
        Esprit Holdings Ltd ....................................   0.72%
        SK Telecom Co Ltd ......................................   0.68%
        BOC Hong Kong Holdings Ltd .............................   0.68%
        Hong Kong Exchanges and Clearing Ltd ...................   0.68%
        AU Optronics Corp ......................................   0.65%
        Hong Kong & China Gas Co ...............................   0.65%
        Shinsegae Co Ltd .......................................   0.63%
        SK Corp ................................................   0.60%
        MediaTek Inc ...........................................   0.59%
        China Steel Corp .......................................   0.58%
        High Tech Computer Corp ................................   0.57%
        Nan Ya Plastics Corp ...................................   0.57%
        Bank of East Asia Ltd ..................................   0.56%
        Foxconn International Holdings Ltd .....................   0.56%
        Hyundai Heavy Industries ...............................   0.55%
        Chunghwa Telecom Co Ltd ................................   0.54%
        KT&G Corp ..............................................   0.53%
        HongKong Electric Holdings .............................   0.51%
        KT Corp ................................................   0.48%
        Li & Fung Ltd ..........................................   0.47%
        Malayan Banking Bhd ....................................   0.47%

HISTORICAL CLOSING LEVELS OF THE MSCI FAR EAST INDEX

All historical data presented in the following graph on the MSCI Far East Index are not necessarily indicative of the future performance of the MSCI Far East Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the MSCI Far East Index during any period set forth below is not any indication that the MSCI Far East Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurances that the future performance of the MSCI Far East Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the MSCI Far East Index on October 25, 2006 was 376.78. The actual MSCI Far East Index Starting Level will be the closing level of the MSCI Far East Index on the trade date.

THE INDICES
--------------------------------------------------------------------------------

The following graph sets forth the historical performance of the MSCI Far East Index from January 29, 1988 through October 25, 2006.

        [The table below represents a line chart in the printed report.]

 1988     1990     1990     1992     1994     1996     1998     2000     2002     2004     2006
 ----     ----     ----     ----     ----     ----     ----     ----     ----     ----     ----
104.96   160.57   160.57   197.05   404.28   409.66   204.35   322.63   204.43   261.98   354.42
105.72   166.63   166.63    203.6   380.62   407.66   250.83    305.3   204.75   271.39   353.11
 111.2   167.04   167.04   201.43   338.34   410.18   244.24   318.99   219.22   265.26   356.37
115.88   159.67   159.67   208.24   353.45   420.92   218.63   292.64   221.81   249.18   381.17
114.92   175.04   175.04   222.08    368.1   416.11   184.18   268.48   216.72   242.33   354.05
124.81   178.79   178.79   225.78   351.12   407.16    163.6   280.61   204.79   239.56    351.1
127.02   189.26   189.26   219.43   370.23   377.11   158.65   270.16   196.88   232.39    350.3
 116.1   161.67   161.67   211.73   399.77   390.03   133.69    266.5   192.19   243.72   358.92
 116.6   136.53   136.53   215.56   392.65   399.38   147.75   235.39   170.01    251.6   368.82
122.35   144.82   144.82   234.48   399.84   391.38   187.79   216.75   179.04   252.51   376.78
123.62   139.16   139.16   225.58    361.2   413.31   204.56    205.7   187.82   273.93
125.84    145.5    145.5   218.48   351.78   410.23   207.12    205.1    174.8    281.1
140.64   153.08   153.08   225.02   313.63   415.65   200.06   232.54   176.86   282.72
 139.5    171.6    171.6   237.86    344.9   416.78   196.17   221.13   168.18   298.53
141.89   179.03   179.03   237.37   345.55   392.98   217.51   196.91   160.12   283.95
150.76   176.56   176.56   257.74   341.57   382.38   267.46   197.21   165.19   280.35
143.78   178.64   178.64   272.18   382.63   400.97   255.08   195.28   178.67   285.68
133.15   173.39   173.39   264.65   376.38   411.02   298.89   190.84   188.74   291.57
144.73   178.81   178.81    265.8   381.72   412.24   286.92   183.23   204.47   309.43
141.96   174.23   174.23   287.58   362.97   335.75   291.31   179.93   218.91   298.16
151.02   168.91   168.91   298.13   368.79   332.75   267.74   151.07   219.44   312.47
148.17   171.04   171.04   352.64   362.69   251.02   280.34   158.63   237.87    292.7
154.08   176.08   176.08   349.75   358.39   234.66   308.05   180.24   234.07   313.28
161.09   184.44   184.44   434.34   375.73   223.64   330.15   196.52   246.07    331.3

SOURCE: BLOOMBERG L.P.

The MSCI Far East Index is part of a series of indexes sponsored by MSCI called the "MSCI Standard Index series."

All information in this prospectus supplement regarding the MSCI Far East Index, including, without limitation, their make-up, method of calculation and changes in their components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (the "MSCI Indices Sponsor"). The MSCI Indices Sponsor has no obligation to continue to publish, and may discontinue publication of, the MSCI Far East Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the MSCI Far East Index is not an indication of future performance. Future performance of the MSCI Far East Index may differ significantly from historical performance, either positively or negatively.

THE MSCI(R) EUROPE Index(SM)

The MSCI(R) Europe Index(SM) (the "MSCI Europe Index") is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe. As of October 25, 2006, the MSCI Europe Index consisted of the following sixteen developed market country indices: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The MSCI Europe Index is reported by Bloomberg L.P. under the ticker symbol "MXEU."

THE INDICES
--------------------------------------------------------------------------------

As of October 25, 2006, the top fifty securities comprising the MSCI Europe Index and their weights were as follows.

        COMPONENT                                                WEIGHTS
        ---------                                                -------
        BP PLC .................................................   2.78%
        HSBC Holdings PLC ......................................   2.62%
        GlaxoSmithKline PLC ....................................   2.00%
        Total SA ...............................................   1.82%
        Novartis AG ............................................   1.71%
        Nestle SA ..............................................   1.64%
        Vodafone Group PLC .....................................   1.57%
        Royal Dutch Shell PLC ..................................   1.57%
        UBS AG .................................................   1.55%
        Roche Holding AG .......................................   1.46%
        Royal Bank of Scotland Group PLC .......................   1.36%
        AstraZeneca PLC ........................................   1.26%
        Banco Santander Central Hispano SA .....................   1.23%
        Royal Dutch Shell PLC ..................................   1.16%
        BNP Paribas ............................................   1.10%
        Sanofi-Aventis .........................................   1.09%
        Barclays PLC ...........................................   1.05%
        ING Groep NV ...........................................   1.01%
        Telefonica SA ..........................................   0.99%
        Banco Bilbao Vizcaya Argentaria SA .....................   0.98%
        Nokia OYJ ..............................................   0.96%
        Allianz SE .............................................   0.95%
        ENI SpA ................................................   0.95%
        HBOS PLC ...............................................   0.94%
        Siemens AG .............................................   0.92%
        E.ON AG ................................................   0.90%
        Credit Suisse Group ....................................   0.86%
        Anglo American PLC .....................................   0.79%
        Deutsche Bank AG .......................................   0.78%
        UniCredito Italiano SpA ................................   0.78%
        AXA SA .................................................   0.77%
        Societe Generale .......................................   0.73%
        Lloyds TSB Group PLC ...................................   0.72%
        Tesco PLC ..............................................   0.71%
        Rio Tinto PLC ..........................................   0.69%
        Telefonaktiebolaget LM Ericsson ........................   0.68%
        ABN AMRO Holding NV ....................................   0.65%
        Diageo PLC .............................................   0.62%
        DaimlerChrysler AG .....................................   0.60%
        Fortis .................................................   0.59%
        BHP Billiton PLC .......................................   0.57%
        Deutsche Telekom AG ....................................   0.56%
        BG Group PLC ...........................................   0.56%
        Suez SA ................................................   0.54%
        Koninklijke Philips Electronics NV .....................   0.54%
        SAP AG .................................................   0.53%
        BASF AG ................................................   0.53%
        British American Tobacco PLC ...........................   0.53%
        RWE AG .................................................   0.53%
        BT Group PLC ...........................................   0.52%

THE INDICES
--------------------------------------------------------------------------------

HISTORICAL CLOSING LEVELS OF THE MSCI EUROPE INDEX

All historical data presented in the following graph on the MSCI Europe Index are not necessarily indicative of the future performance of the MSCI Europe Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the MSCI Europe Index during any period set forth below is not any indication that the MSCI Europe Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurances that the future performance of the MSCI Europe Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the MSCI Europe Index on October 25, 2006 was 124.34. The actual MSCI Europe Index Starting Level will be the closing level of the MSCI Europe Index on the trade date.

The following graph sets forth the historical performance of the MSCI Europe Index from January 31, 1995 through October 25, 2006.

        [The table below represents a line chart in the printed report.]

   1995          1997          1999          2001         2003          2005
   ----          ----          ----          ----         ----          ----
   44.18         65.26         102.6        130.21        67.56         91.06
   44.48         67.11        103.32        119.97        64.95         93.72
   44.17         68.44        106.06        115.23        62.93         92.99
   45.95         69.86        111.32        122.75        69.48         90.77
   47.44         71.66        107.36        121.65        69.88         94.72
   47.23          75.7        110.26        116.98        72.07          97.7
   49.15          82.2        107.08         113.4        74.91        100.86
   49.39         76.63        109.46        106.15        76.41        100.79
   49.35         82.87        107.58         95.24        73.45        105.25
   48.74         76.29        112.87         99.34        78.44        102.55
   50.16          78.5        120.85        103.87        79.19        105.69
      51         83.06        133.69         107.1        81.42        109.31
   53.08         87.57        127.07        104.92        83.58        113.06
   53.22         93.67        135.71        104.25        85.89        115.09
   53.84        101.07        139.68        108.69        83.81        117.35
   55.62        100.97        140.05        104.13        84.86        118.09
   55.29         103.2        136.33          99.7        84.22        111.82
   55.57        104.53        134.57         90.85        85.46        112.41
   53.66        106.02        136.83         81.25         83.9        114.24
   55.17         91.31        140.77         80.95        82.91        117.13
   57.26         84.11        135.02         69.71        84.32         119.3
   57.44         90.48        139.34         76.23        85.26        124.34
   60.36          97.1        130.26         79.53        87.41
   61.31           100        128.95          72.6        89.04

SOURCE: BLOOMBERG L.P.

The MSCI Europe Index is part of a series of indexes sponsored by MSCI called the "MSCI Standard Index series."

All information in this prospectus supplement regarding the MSCI Europe Index, including, without limitation, their make-up, method of calculation and changes in their components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by the MSCI Indices Sponsor. The MSCI Indices Sponsor has no obligation to continue to publish, and may discontinue publication of, the MSCI Europe Index. We no not assume any responsibility for the accuracy or completeness of such information. Historical performance of the MSCI Europe Index is not an indication of future performance. Future performance of the MSCI Europe Index may differ significantly from historical performance, either positively or negatively.

THE INDICES
--------------------------------------------------------------------------------

THE MSCI(R) 17 EM COUNTRIES Index(SM)

The MSCI(R) 17 EM Countries Index(SM) ("MSCI 17 EM Index") is a free float-adjusted market capitalization index designed to measure equity market performance in the global emerging markets. As of October 25, 2006, the index comprised 17 emerging market economies, which were Brazil, China, Czech Republic, Egypt, Hungary, Indonesia, Israel, Malaysia, Mexico, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. The MSCI 17 EM Index (Bloomberg ticker symbol "MSUBP") is a subset of the emerging market economies that are included in the MSCI(R) Emerging Markets Index(SM) (Bloomberg ticker symbol "MXEF"), but excludes Argentina, Chile, Colombia, India, Jordan, Venezuela, Morocco, Pakistan and Peru.

As of October 25, 2006, the MSCI 17 EM Index was weighted by sector as follows:

                  SECTOR                               WEIGHTS
                  ------                               -------
                  Financial ..........................  19.33%
                  Energy .............................  17.90%
                  Communications .....................  13.52%
                  Basic Materials ....................  10.94%
                  Industrial .........................  10.36%
                  Technology .........................  10.01%
                  Consumer, Cyclical .................   6.82%
                  Consumer, Non-cyclical .............   6.01%
                  Utilities ..........................   2.90%
                  Diversified ........................   2.02%
                                                       ------
                    Grand Total ...................... 100.00%

Source: Bloomberg

As of October 25, 2006 the top fifty constituent stocks of the MSCI 17 EM Index were as follows:

NAME                                    SECTOR                           WEIGHTS
-------                                 -------                         --------
GAZPROM (USD)                           Energy                            5.51%
SAMSUNG ELECTRONICS CO                  Technology                        4.08%
AMERICA MOVIL L                         Communications                    2.13%
CHINA MOBILE                            Communications                    2.04%
LUKOIL HOLDING (USD)                    Energy                            2.02%
TAIWAN SEMICONDUCTOR MFG                Technology                        2.02%
PETROBRAS PN                            Energy                            1.67%
KOOKMIN BANK                            Financial                         1.43%
PETROBRAS ON                            Energy                            1.36%
HON HAI PRECISION IND CO                Industrial                        1.34%
TEVA PHARMACEUTICAL IND                 Consumer, Non-cyclical            1.25%
CEMEX CPO                               Industrial                        1.12%
PETROCHINA CO H                         Energy                            1.11%
VALE DO RIO DOCE PNA                    Basic Materials                   1.10%
POSCO                                   Basic Materials                   1.10%
SASOL                                   Energy                            1.05%
BANCO ITAU HLDG FIN. PN                 Financial                         0.94%
BANCO BRADESCO PN                       Financial                         0.92%
VALE DO RIO DOCE ON                     Basic Materials                   0.91%
CHINA LIFE INSURANCE H                  Financial                         0.80%
STANDARD BANK GROUP                     Financial                         0.71%
TELEFONOS MEXICO L                      Communications                    0.70%
HYUNDAI MOTOR CO                        Consumer, Cyclical                0.67%
CNOOC                                   Energy                            0.67%
MTN GROUP                               Communications                    0.61%
SINOPEC CHINA PET&CHEM H                Energy                            0.61%
CHINA CONSTRUCTION BK H                 Financial                         0.61%
GRUPO TELEVISA CPO                      Communications                    0.60%

THE INDICES
--------------------------------------------------------------------------------

NAME                                    SECTOR                           WEIGHTS
-------                                 -------                         --------
IMPALA PLATINUM HOLDINGS                Basic Materials                   0.59%
NORILSK NICKEL MMC (USD)                Basic Materials                   0.58%
WALMART MEXICO V                        Consumer, Cyclical                0.58%
SAMSUNG ELECTRONICS PREF                Technology                        0.56%
CATHAY FINANCIAL HLDS                   Financial                         0.55%
BANK OF CHINA H                         Financial                         0.53%
SHINHAN FINANCIAL GROUP                 Financial                         0.53%
KEPCO KOREA ELECT. POWER                Utilities                         0.52%
SURGUTNEFTEGAZ COMN(USD)                Energy                            0.49%
UNITED MICROELECTRONICS                 Technology                        0.49%
TELEKOMUNIKASI INDONESIA                Communications                    0.49%
AMBEV PN                                Consumer, Non-cyclical            0.46%
UNIBANCO UNITS                          Financial                         0.46%
OTP BANK                                Financial                         0.46%
GOLD FIELDS                             Basic Materials                   0.46%
SBERBANK RUSSIA COM(USD)                Financial                         0.46%
SK TELECOM CO                           Communications                    0.45%
MOBILE TELESYS ADR (USD)                Communications                    0.45%
AU OPTRONICS CORP                       Industrial                        0.44%
CEZ CESKE ENERG. ZAVODY                 Utilities                         0.43%
SHINSEGAE CO                            Consumer, Cyclical                0.42%
SK CORP                                 Energy                            0.40%

HISTORICAL CLOSING LEVELS OF THE MSCI EM INDEX

All historical data presented in the following graph on the MSCI 17 EM Index are not necessarily indicative of the future performance of the MSCI 17 EM Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the MSCI 17 EM Index during any period set forth below is not any indication that the MSCI 17 EM Index is more or less likely to increase or decline at any time during the term of the Notes. UBS cannot make any assurances that the future performance of the MSCI 17 EM Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the MSCI 17 EM Index on October 25, 2006 was
147.54. The actual MSCI 17 EM Index Starting Level will be the closing level of the MSCI 17 EM Index on the trade date.

The following graph sets forth the historical performance of the MSCI 17 EM Index from December 31, 2002 through October 25, 2006.

        [The table below represents a line chart in the printed report.]

                    2002        2003         2004         2005
                    ----        ----         ----         ----
                   54.472      81.473          100      129.922
                   54.261      84.545       100.23       144.45
                   52.318      88.601      109.121      143.766
                   50.671      89.409      101.287      143.935
                   55.186      81.393       98.246      154.145
                   58.997      80.278      100.974      138.008
                   62.028      80.398      103.695      137.163
                   65.777      78.196      110.586      138.759
                   69.943      81.431      111.124      141.299
                   69.943      85.793      121.215      141.468
                   75.694      87.621      113.439       147.54
                   76.464      95.646      122.782

SOURCE: BLOOMBERG L.P.

THE INDICES
--------------------------------------------------------------------------------

The MSCI 17 EM Index is a custom index based on the MSCI(R) Emerging Markets Index(SM), which, in turn, is part of a series of indices sponsored by MSCI called the "MSCI Standard Index series."

All information in this prospectus supplement regarding the MSCI 17 EM Index, including, without limitation, their make-up, method of calculation and changes in their components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by the MSCI Indices Sponsor. The MSCI Indices Sponsor has no obligation to continue to publish, and may discontinue publication of, the MSCI 17 EM Index. We to not assume any responsibility for the accuracy or completeness of such information. Historical performance of the MSCI 17 EM Index is not an indication of future performance. Future performance of the MSCI 17 EM Index may differ significantly from historical performance, either positively or negatively.

CONSTRUCTING THE MSCI STANDARD INDEX SERIES

MSCI undertakes an index construction process which involves:

>    Defining the equity universe.

> Adjusting the total market capitalization of all securities in the universe for free floating available to foreign investors.

> Classifying the universe of securities under the Global Industry Classification Standard ("GICS").

> Selecting securities for inclusion according to MSCI's index construction rules and guidelines.

Defining the Equity Universe

The index construction process starts at the country level, with the identification of the universe of investment opportunities.

MSCI classifies each company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds and equity derivatives, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

Adjusting the Total Market Capitalization of Securities for Free Float

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free floating-adjusting market capitalization involves:

> Defining and estimating the free float available to foreign investors for each security, using MSCI's definition of free float.

>    Assigning a free float-adjustment factor to each security.

> Calculating the free float-adjustment market capitalization of each security.

MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include:

> Strategic and other shareholdings not considered part of available free float.

THE INDICES
--------------------------------------------------------------------------------

>    Limits on share ownership for foreign investors.

>    Other foreign investment restrictions.

MSCI's estimation of free float is based solely on publicly available shareholder information obtained from multiple information sources. For each security, all available shareholdings are considered where public data is available, regardless of the size of the shareholding. Construction may be conducted with analysts, other industry experts and official company contracts, particularly where disclosure standards or data quality make the estimation of free float difficult.

Classifying the universe of securities under the Global Industry
Classification Standard

In addition to the free floating-adjustment of market capitalization, all securities in the universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the Global Industry Classification Standard ("GICS"). The comprehensive classification scheme provides a universal approach to industries worldwide and forms the basis for achieving MSCI's objective of reflecting broad and fair representation in its indexes.

GICS consists of 10 sectors, 24 industry groups, 64 industries and 139 sub-industries. Each company is assigned to one sub-industry. The GICS guidelines used to determine the appropriate industry classification are:

> A security is classified in a sub-industry according to the business activities that generate approximately 60% or more of the company's revenues.

> A company engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both the company's revenues and earnings.

> Where the above guidelines cannot be applied, or are considered inappropriate, further analysis is conducted, and other factors are analyzed to determine an appropriate classification.

Selecting Securities for Index Inclusion

In order to ensure a broad and fair representation in the indexes of the diversity of business activities in the universe, MSCI follows a "bottom-up" approach to index construction, building indexes from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual security selection decisions, which aim to reflect the overall features of the universe in the country index.

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the careful analysis of:

> Each company's business activities and the diversification that its securities would bring to the index.

> The size (based on free float-adjusted market capitalization) and liquidity of securities. All other things being equal, MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.

> The estimated free float for the company and its individual share classes. Only securities of companies with an estimated overall and/or security free float greater than 15% are, in general, considered for inclusion.

THE INDICES
--------------------------------------------------------------------------------

MAINTAINING THE MSCI STANDARD INDEX SERIES

Overall, index maintenance can be described by three broad categories of implementation of changes.

> Annual full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries and are conducted on a fixed annual timetable.

> Quarterly index reviews, aimed at promptly reflecting other significant market events.

> Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indexes rapidly as they occur.

Potential changes in the status of countries (standalone, emerging, developed) follow their own separate timetables. These changes are normally implemented in one or more phases at the regular annual full country index review and quarterly index review dates.

Annual Full Country Index Review

The objective of the annual full country review, which is carried out every May, is to systematically re-assess the various dimensions of the equity universe for all countries on a fixed annual timetable. This includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, updating of minimum size guidelines for new and existing constituents, as well as changes typically considered for a quarterly index review as discussed below.

Quarterly Index Review

The quarterly index review process is designed to ensure that the indexes continue to be an accurate reflection of the evolving equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full country index review due to their importance.

During a quarterly index review, securities may be added to or deleted from a country index for a variety of reasons including the following:

> Additions or deletions of securities, due to one or more industry groups having become significant over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

> Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limitations not implemented immediately.

> Replacement of companies, which are no longer suitable industry representatives.

> Deletion of securities whose company and/or security free float has fallen to less than 15%.

>    Deletion of securities that have become very small or illiquid.

> Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

>    Additions or deletions of securities as a result of other market events.

THE INDICES
--------------------------------------------------------------------------------

Ongoing Event-Related Changes

Ongoing event-related changes to the indexes are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. Ongoing event-related charges can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indexes at the time of the event.

Announcement Policy

The results of the annual full country index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May.

The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November.

All changes resulting from the corporate events are announced prior to their implementations.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indexes as an "expected" announcement, or as an "undetermined" announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends "confirmed" announcements at least two business days prior to events becoming effective in the indexes, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 PM U.S. Eastern Standard Time (EST).

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of large secondary offerings for existing constituents, where possible, these changes will be announced prior to the end of a relevant subscription period and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both equity offerings and secondary offerings for U.S. securities will be confirmed through an announcement during market hours for same or next day implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable.

LICENSE AGREEMENT

MSCI and UBS have agreed to enter into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the MSCI Far East Index, the MSCIEurope Index and the MSCI 17 EM Index (the "MSCIIndices") in connection with securities, including the Notes. The MSCI Indices are owned and published by MSCI.

The Notes are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes or the ability of the MSCI Indices to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI Indices, which is determined, composed and calculated by MSCI without regard to the Notes or UBS. MSCI has no obligation to take the needs of UBS or the owners of this security into consideration in determining, composing or calculating the MSCI Indices. MSCI is not responsible for and has not participated in the

THE INDICES
--------------------------------------------------------------------------------

determination of the timing of, pricing at or quantities of this security or in the determination or calculation of the equation by which this security is redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the Notes in connection with the administration, marketing or trading of the Notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MSCI INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE MSCI INDICES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to MSCI's trade name, trade mark or service mark rights to the designations "Morgan Stanley Capital International(R)," "MSCI(R)," "Morgan Stanley Capital International Perspective(R)," to sponsor, endorse, market or promote the Notes without first contacting MSCI to determined whether MSCI's permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

THE SWISS MARKET INDEX (SMI)(R)

We have derived all information regarding the Swiss Market Index (SMI)(R) (the "SMI Index") contained in this prospectus supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, SWX Swiss Exchange (the "SMI Index Sponsor"). The SMI Index Sponsor owns the copyright and all other rights to the SMI Index. The SMI Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the SMI Index. We do not assume any responsibility for the accuracy or completeness of such information.

The SMI Index contains approximately 90% of the entire free float market capitalization of the Swiss equity market and is made up of a maximum of 30 of the largest and most liquid stocks from the SPI Large- and Mid-Cap segment (as described below). The SMI Index is primarily available as a non-dividend-corrected index (price index), but is also published under the designation SMIC(R) (SMI(R) cum dividend) as a performance index. Your Notes will be linked to the SMI Index not the SMIC(R) index.

The basic universe for admission to the SMI Index is the Swiss Performance Index ("SPI"). In order to be admitted and remain in the SPI universe a given security must meet a minimum free float rate of 20%. If a stock falls below this limit and does not reach or exceed it again within three months, it is excluded. Stocks, which are not admitted to the SPI universe on free float grounds, are admitted if the minimum free float rate of 20% has been met continuously over a period of three months.

THE INDICES
--------------------------------------------------------------------------------

To be admitted to the SMI Index, the market value of the security must amount to a minimum of 0.45% of the overall SPI capitalization as of June 30 of a given year. The determination of the rankings of a maximum of 30 securities from the stock universe is calculated through a combination of market capitalization and the percentage sales at the market value of each individual security. For a security to be admitted to the SMI Index it must have occupied rank 30 or above over four quarters and must occupy rank 25 or above as of June 30.

The SMI was introduced on June 30, 1988 at a baseline value of 1500 points. Its composition is examined once a year. Calculation takes place in real-time: as soon as a new transaction occurs in a security contained in the SMI Index, an updated index level is calculated and displayed.

The SMI Index Return will be calculated based on the closing levels of the SMI Index, as reported by Bloomberg L.P. under ticker symbol "SMI."

STOCKS INCLUDED IN THE SMI INDEX

According to publicly available information as of October 25, 2006, securities comprising the SMI Index (the "SMI Index Constituent Stocks") consist of the Companies listed below. The weighting of each of the SMI Index Constituent Stocks within the SMI Index is also provided. All data listed below is as of October 25, 2006.

NAME                                    SECTOR                           WEIGHT
----                                    ------                           ------
Novartis AG                             Consumer, Non-cyclical           18.08%
Nestle SA                               Consumer, Non-cyclical           16.17%
UBS AG                                  Financial                        14.78%
Roche Holding AG                        Consumer, Non-cyclical           14.51%
Credit Suisse Group                     Financial                         7.80%
Zurich Financial Services AG            Financial                         4.27%
ABB Ltd                                 Industrial                        3.79%
Swiss Reinsurance                       Financial                         3.34%
Compagnie Financiere Richemont AG       Consumer, Cyclical                3.13%
Holcim Ltd                              Industrial                        2.06%
Syngenta AG                             Basic Materials                   1.86%
Julius Baer Holding AG                  Financial                         1.12%
Swiss Life Holding                      Financial                         0.95%
Adecco SA                               Consumer, Non-cyclical            0.92%
Nobel Biocare Holding AG                Consumer, Non-cyclical            0.85%
Swatch Group AG                         Consumer, Cyclical                0.78%
Synthes Inc                             Consumer, Non-cyclical            0.78%
Swisscom AG                             Communications                    0.77%
SGS SA                                  Consumer, Non-cyclical            0.76%
Baloise Holding AG                      Financial                         0.64%
Givaudan                                Basic Materials                   0.63%
Serono SA                               Consumer, Non-cyclical            0.54%
Ciba Specialty Chemicals AG             Basic Materials                   0.51%
Clariant AG                             Basic Materials                   0.39%
Lonza Group AG                          Basic Materials                   0.36%
Swatch Group AG                         Consumer, Cyclical                0.26%

SWX SWISS EXCHANGE

The SWX Swiss Exchange is a central link in the value chain of the Swiss financial marketplace. It organizes, operates and regulates key aspects of Switzerland's capital market. The SWX Swiss Stock Exchange is subject to Swiss law (the Federal Act on Stock Exchanges and Securities Trading, SESTA), which stipulates the concept of self-regulation and compliance with international standards. The SWX Swiss Exchange is supervised by the Swiss Federal Banking Commission ("SFBC").

THE INDICES
--------------------------------------------------------------------------------

The SWX Swiss Exchange trading subdivisions encompass: Shares, domestic bonds, international bonds (formerly referred to as Eurobonds), derivatives (warrants, structured financial products), exchange-traded funds and Investment funds.

The SWX Swiss Exchange is denominated in Swiss francs. The shares traded on SWX are mainly held in the Swiss-based accounts of domestic and international investors.

In the event of extraordinary situations, such as the large price fluctuations, decisions or information which are to be published shortly and which could have a significant influence on the market price (price-sensitive information), or other situations likely to hamper fair and orderly trading, the SWX Swiss Exchange may take all the measures which it deems necessary to maintain fair and orderly trading as far as possible. In addition, the SWX Swiss Exchange may engage in trading interventions which it considers necessary, in particular by delaying the opening of trading in a security, interrupting or suspending continuous trading in a security, or delisting a security. The SWX Swiss Exchange informs participants if any measures taken.

HISTORICAL CLOSING LEVELS OF THE SMI INDEX

Since its inception, the SMI Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the SMI Index during any period shown below is not an indication that the value of the SMI Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the SMI Index do not give any indication of the future performance of the SMI Index. UBS cannot make any assurance that the future performance of the SMI Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the SMI Index as of October 25, 2006 was 8,682.49. The actual SMI Index Starting Level will be the closing level of the SMI Index on the trade date.

The following graph sets forth the historical performance of the SMI Index from July 29, 1988 through October 25, 2006.

        [The table below represents a line chart in the printed report.]

           1988          1512
                       1479.1
                       1543.4
                       1590.8
                         1428
                       1435.4
                       1490.5
                       1450.1
                       1527.7
                       1576.9
                       1519.8
                       1638.9
                       1795.4
                       1880.1
                       1796.8
                       1695.5
                       1779.1
                       1778.1
           1990        1715.9
                       1692.3
                       1642.8
                       1561.6
                       1779.8
                       1808.3
                       1762.2
                       1530.6
                         1351
                       1417.9
                       1385.1
                       1383.1
                       1434.3
                       1578.7
                       1649.4
                       1659.5
                       1742.8
                       1664.3
                         1727
                       1736.6
                       1664.7
                       1683.9
                       1622.6
                       1670.1
           1992        1753.5
                       1840.6
                       1837.2
                       1880.1
                       1920.6
                       1854.8
                       1798.1
                       1751.6
                       1877.2
                       1911.1
                       1931.2
                         2107
                       2091.1
                       2099.4
                       2190.3
                       2129.7
                       2270.7
                       2376.7
                       2400.9
                       2490.2
                       2473.1
                       2723.2
                       2738.5
                       2957.6
           1994        3178.4
                       2888.2
                       2794.8
                       2736.3
                       2722.9
                       2608.8
                       2579.5
                       2645.6
                       2534.4
                       2506.5
                       2594.9
                       2628.8
                       2536.9
                       2600.4
                       2508.9
                       2597.2
                       2786.4
                       2825.3
                       2826.8
                       2908.8
                       3014.8
                       3108.2
                       3251.6
                       3297.7
           1996        3248.7
                       3354.8
                       3646.5
                         3651
                       3556.1
                       3732.9
                       3494.4
                       3646.3
                       3736.4
                       3725.3
                       3902.5
                       3942.2
                       4272.2
                       4487.6
                       4659.2
                       4897.6
                       5041.6
                       5620.6
                       5898.2
                       5217.9
                       5673.6
                       5467.2
                       5775.9
                       6265.5
           1998        6582.6
                       7153.1
                       7585.5
                       7401.4
                       7656.1
                         7882
                       8239.5
                       6679.4
                       5760.4
                       6550.6
                       7083.1
                       7160.7
                       7201.2
                       7063.8
                       7130.2
                       7335.5
                       6911.6
                       6908.9
                       6887.4
                       7008.8
                       6907.4
                       7160.3
                       7399.7
                       7570.1
           2000        6894.7
                       6910.1
                       7428.1
                       7406.2
                         7754
                       7761.6
                       8023.2
                       8219.9
                       7713.3
                       7977.5
                       7981.9
                       8135.4
                       8057.4
                       7701.8
                       7167.8
                       7327.2
                       7487.6
                       7240.2
                       6847.3
                       6582.4
                       6014.2
                         6081
                         6237
                       6417.8
           2002        6237.3
                       6352.8
                       6655.2
                       6557.6
                       6574.8
                       5979.7
                       5196.7
                       5230.5
                         4783
                       4949.1
                       5117.5
                       4630.8
                       4422.5
                       4148.2
                       4085.6
                       4542.7
                       4630.8
                       4813.7
                       5079.1
                       5124.2
                       5043.5
                       5211.4
                       5317.5
                       5487.8
           2004        5736.4
                       5798.4
                       5618.6
                       5774.4
                       5627.1
                       5619.1
                       5547.2
                       5421.7
                       5465.3
                       5363.4
                       5444.2
                       5693.2
                       5771.4
                       5931.3
                       5929.7
                      5870.79
                       6127.2
                      6253.08
                      6600.88
                      6517.21
                      6898.88
                      7036.65
                      7407.52
                      7583.93
           2006       7810.88
                      7892.63
                       8023.3
                      8047.29
                       7604.4
                       7652.1
                      7941.83
                      8167.96
                      8425.91
                      8682.49

THE INDICES
--------------------------------------------------------------------------------

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the SMI Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the SMI Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the SMI Index Sponsor; the only relationship between the SMI Index Sponsor and us is the licensing of the use of the SMI Index and trademarks relating to the SMI Index.

SMI Index Sponsor is under no obligation to continue the calculation and dissemination of the SMI Index. The Notes are not sponsored, endorsed, sold or promoted by the SMI Index. No inference should be drawn from the information contained in this prospectus supplement that the SMI Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the Notes or any member of the public regarding the advisability of investing in securities generally, or in the Notes in particular, or the ability of the SMI Index to track general stock market performance.

The SMI Index Sponsor determines, composes and calculates the SMI Index without regard to the Notes. The SMI Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the Notes in determining, composing or calculating the SMI Index. The SMI Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Notes payable at maturity. The SMI Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Notes.

The SMI Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SMI Index or the manner in which the SMI Index is applied in determining any initial SMI Index Starting Level or SMI Index Ending Level or any amount payable upon maturity of the Notes.

THESE SECURITIES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE SWX SWISS EXCHANGE AND THE SWX SWISS EXCHANGE MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE SMI INDEX (THE "INDEX") AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE INDEX IS COMPILED AND CALCULATED SOLELY BY THE SWX SWISS EXCHANGE. HOWEVER, THE SWX SWISS EXCHANGE SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INDEX AND THE SWX SWISS EXCHANGE SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

SMI(R) is a registered trademark of the SWX Swiss Exchange.

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. You will receive a cash payment at maturity that is based on the Index Return of each Basket Index, which may be positive or negative, as adjusted according to the weight of the particular Basket Index. For each Basket Index for which the Index Return is positive, you will participate in between 133% and 147% (to be determined on the trade date) of such Index Return. You may lose some or all of your principal if the Index Returns of one or more Basket Indices is negative. For a description of how your payment at maturity will be calculated, see "Specific Terms of the Notes--Payment at Maturity" on page S-42.

For further information concerning the calculation of the payment at maturity, see "What are the steps to calculate payment at maturity" on page S-5 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-42.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the Basket Indices, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (I.E., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The Notes are linked to the performance of an Index Basket (the "Basket"), which is comprised of seven equity indices (each, a "Basket Index" and together, "Basket Indices") weighted as follows:

    BASKET INDICES                                                  WEIGHTS
    -----------------------------------------------------------------------
    FTSE/Xinhua China 25 Index(TM) ("China 25 Index") ................  20%
    Korea KOSPI(TM) 200 Index ("KOSPI2 Index") .......................  20%
    S&P 500(R) Index ("S&P Index") ...................................  15%
    MSCI(R) AC Far East ex Japan Index(SM) ("MSCI Far East Index") ...  15%
    MSCI(R) Europe Index(SM) ("MSCI Europe Index") ...................  10%
    MSCI(R) 17 EM Countries Index(SM) ("MSCI 17 EM Index") ...........  10%
    Swiss Market Index (SMI)(R) ("SMI Index") ........................  10%

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

Your minimum investment is 10,000 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $100,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Notes.

PAYMENT AT MATURITY

You will receive a cash payment at maturity that is based on the Index Return of each Basket Index, which may be positive or negative, as adjusted according to the weight of the particular Basket Index. For each Basket Index for which the Index Return is positive, you will participate in between 133% and 147% of such Index Return (the "Participation Rate"). The Participation Rate will be determined on the trade date. You may lose some or all of your principal if the Index Returns of one or more Basket Indices is negative.

For each $10 principal amount of the Notes, we will pay you an amount in cash equal to the sum of (i) $10 and (ii) the sum of the Weighted Index Component Return for all of the Basket Indices multiplied by $10.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "Index Return" for each Basket Index is the difference between the closing level of the Basket Index on the trade date relative to the average of the closing levels of the Basket Index on each of the Averaging Dates, including the final valuation date, and is calculated as follows:

            Index Return = Index Ending Level - Index Starting Level
                           -----------------------------------------
                                     Index Starting Level

The "Index Starting Level" is (i) with respect to the China 25 Index, the closing level of the China 25 Index on the business day immediately following the trade date, and (ii) with respect to the other Basket Indices, the closing level of the particular basket index on trade date. The "Index Ending Level" is the arithmetic average of the closing levels of each Basket Index on each of the Averaging Dates, including the final valuation date.

The "Averaging Dates" are: May 31, 2011; June 30, 2011; July 29, 2011; August 31, 2011; September 30, 2011; and the final valuation date.

The "Index Component Return" for each Basket Index is calculated as follows:

        If the Index Return for the Basket Index is positive:
        -----------------------------------------------------

        Index Component Return = Index Return x Participation Rate

        The Participation Rate will be equal to 133% to 147% (to be determined on the trade date).

        Index Return for the Basket Index is negative:
        ----------------------------------------------

        Index Component Return = Index Return

The "Weighted Index Component Return" will equal the Index Component Return for each Basket Index multiplied by the Weight of such Basket Index. The Weighted Index Component Return will be rounded to two decimal places.

        Weighted Index Component Return = Index Component Return x Weight

The Weights of the respective Basket Indices are as follows:

        China 25 Index ........  20%
        KOSPI2 Index ..........  20%
        S&P Index .............  15%
        MSCI Far East Index ...  15%
        MSCI Europe Index .....  10%
        MSCI 17 EM Index ......  10%
        SMI Index .............  10%

The payment at maturity for each Note will be calculated as follows:

        Payment at maturity = $10 + ($10 x sum of the Weighted Index Component Returns for all of the Basket Indices)

MATURITY DATE

The maturity date is currently expected to be November __, 2011, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

FINAL VALUATION DATE

The final valuation date is currently expected to be October __, 2011, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index Ending Level for each Basket Index on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the Basket Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for one or more Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event for one or more Basket Indices occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Basket Constituent Stocks in the relevant Basket Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to one or more of the Basket Indices or a material number of Basket Constituent Stocks in the relevant Basket Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> one or more of the Basket Indices are not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-48.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to one or more Basket Indices or any Basket Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to one or more Basket Indices or any Basket Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE BASKET INDICES; ALTERATION OF METHOD OF CALCULATION

If any Index Sponsor discontinues publication of its respective Basket Index and it or any other person or entity publish a substitute index that the calculation agent determines is comparable to the particular Basket Index and approves as a successor index, then the calculation agent will determine the Index Ending Level for the particular Basket Index and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of one or more Basket Indices are discontinued and that there is no successor index on the date when the ending level of the particular Basket Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Basket Index.

If the calculation agent determines that the Basket Constituent Stocks or the method of calculating the particular Basket Index has been changed at any time in any respect that causes the particular Basket Index not to fairly represent the value of the particular Basket Index had such changes not been made or that otherwise affects the calculation of the Index Ending Level for the particular Basket Index or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the particular Basket Index that it believes are appropriate to ensure that the Index Ending Level for the particular Basket Index used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to Index Ending Levels and the amount payable at maturity or otherwise relating to the levels of the Basket Indices may be made by the calculation agent in its sole discretion.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Ending Levels of each of the Basket Indices and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to one or more Basket Indices and/or listed and/or over-the-counter options or futures or exchange-traded funds on the Basket Constituent Stocks or one or more of the Basket Indices prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>    acquire or dispose of securities of the issuers of Basket Constituent
     Stocks;

> acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the closing level of any Basket Index or the value of the Basket Constituent Stocks;

> acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the closing level of other similar market indices or stocks, or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Basket Constituent Stocks, listed or over-the-counter options or futures on the Basket Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any Basket Index or other components of the equities market.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-8 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF JUNE 30, 2006 (UNAUDITED)                                    CHF       USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt
  Debt issued(1) ...........................................   287,245   234,677
                                                               -------   -------
  Total Debt ...............................................   287,245   234,677
Minority Interest(2) .......................................     6,061     4,952
Shareholders' Equity .......................................    45,465    37,145
                                                               -------   -------
Total capitalization .......................................   338,771   276,774
                                                               =======   =======


----------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.81699 (the exchange rate in effect as of June 30, 2006).

--------------------------------------------------------------------------------


Supplemental U.S. Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

   o  a dealer in securities,

   o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

   o  a bank,

   o  a life insurance company,

   o  a tax-exempt organization,

   o a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

   o a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid cash-settled forward contract with respect to the Basket and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you would recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the Notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

   o payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

   o the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

   o  fails to provide an accurate taxpayer identification number,

   o is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

   o in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

   o the proceeds are transferred to an account maintained by you in the United States,

   o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

   o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

   o  a United States person,

   o  a controlled foreign corporation for United States tax purposes,

   o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

   o  a foreign partnership, if at any time during its tax year:

      o one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

      o such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

--------------------------------------------------------------------------------


ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------


Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1.75% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

--------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ............................................   S-1
Risk Factors .............................................................   S-8
The Indices ..............................................................  S-14
Valuation of the Notes ...................................................  S-41
Specific Terms of the Notes ..............................................  S-42
Use of Proceeds and Hedging ..............................................  S-48
Capitalization of UBS ....................................................  S-49
Supplemental U.S. Tax Considerations .....................................  S-50
ERISA Considerations .....................................................  S-53
Supplemental Plan of Distribution ........................................  S-54

PROSPECTUS

Introduction .............................................................     3
Cautionary Note Regarding Forward-Looking Information ....................     5
Incorporation of Information About UBS AG ................................     7
Where You Can Find More Information ......................................     8
Presentation of Financial Information ....................................     9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management
  and Others .............................................................    10
Capitalization of UBS ....................................................    10
UBS ......................................................................    11
Use of Proceeds ..........................................................    13
Description of Debt Securities We May Offer ..............................    14
Description of Warrants We May Offer .....................................    36
Legal Ownership and Book-Entry Issuance ..................................    53
Considerations Relating to Indexed Securities ............................    59
Considerations Relating to Securities Denominated or Payable in
  or Linked to a Non-U.S. Dollar Currency ................................    62
U.S. Tax Considerations 65 Tax Considerations Under the Laws
  of Switzerland .........................................................    76
ERISA Considerations .....................................................    78
Plan of Distribution .....................................................    79
Validity of the Securities ...............................................    82
Experts ..................................................................    82



[UBS LOGO]



UBS AG
Market
Performance Notes


UBS AG $__ NOTES
LINKED TO A GLOBAL
BASKET OF INDICES
DUE ON OR ABOUT NOVEMBER __, 2011






PROSPECTUS SUPPLEMENT


OCTOBER __, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)

















UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.